Exhibit 99.1

Mach Natural Resources LP Announces Successful Closing of Acquisitions in the Permian Basin and San Juan Basin; Provides Updated Outlook

OKLAHOMA CITY, Oklahoma, September 16, 2025 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) announced today the completion of its previously announced transactions (collectively, the “Transactions”) consisting of the acquisition of certain oil and gas assets from Sabinal Energy, LLC (“Sabinal”) and the acquisition of entities owning oil and gas assets managed by IKAV Energy Inc (collectively “IKAV San Juan”).

Tom L. Ward, Chief Executive Officer of Mach, commented, “Today marks an important step forward for Mach. With the successful completion of these two acquisitions, we have advanced our strategic pillars by nearly doubling production, establishing meaningful positions in the Permian and San Juan Basins, and creating a more balanced, multi-basin portfolio.”

Mach paid a combined purchase price of approximately $1.3 billion, funded through the combination of borrowings under the Company’s credit facilities, as well as the issuance of Mach common units. After completing the Transactions, Mach has approximately 168 million common units outstanding, including approximately 19 million units issued to the sellers of Sabinal and approximately 31 million units issued to the sellers of IKAV San Juan as consideration for the Transactions.

Concurrently, the Company also announced that positive amendments have been made to its credit facility. The amendments included upsizing its revolving credit facility from $750 million to $1.0 billion and issuing a new term loan of $450 million. As a result, the Company’s borrowing base increased from $750 million to $1.45 billion.

Today the Company also provided updates to its guidance for the third and fourth quarters of 2025 and provided full-year 2026 guidance. Additional details of Mach’s guidance are available on the Company’s website at www.machnr.com.

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas company focused on the acquisition, development and production of oil, natural gas and NGL reserves. The Company operates a diversified portfolio across the Anadarko, Permian and San Juan Basins. For more information, please visit www.machnr.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are not historical facts and are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risk and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, the Company’s future financial condition, results of operations, strategy and plans; the ability of the Company to realize anticipated synergies related to the Transactions in the timeframe expected or at all; changes in capital markets and the ability of the Company to finance operations in the manner expected; the effects of commodity prices; and the risks of oil and gas activities. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and natural gas liquids reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; the concentration of our operations in the Anadarko Basin; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; the potential for significant new tariffs and their impact on global oil, natural gas and NGL markets; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s Annual Report on Form 10-K and any additional subsequent reports and other documents on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.